UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-13759 (Commission File Number)	68-0329422 (IRS Employer Identification Number)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices, including Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RWT	New York Stock Exchange

Item 2.02	Results of Operations and Financial Condition.

The disclosure under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 2.02. The information in this Item 2.02 is furnished to and not filed with the Securities and Exchange Commission, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

The spread of the novel coronavirus (COVID-19) is having a significant impact on the U.S. economy and on homeowners, renters of housing, the housing market, the mortgage finance markets and the broader financial markets. In this company update, we are providing information intended to inform shareholders of impacts of the COVID-19 pandemic on our business and management’s efforts to respond to those impacts. In particular, due to the continued volatility in the financial markets, including the residential credit markets, and economic impacts resulting from the global pandemic of COVID-19, we have undertaken a number of initiatives to promote business continuity, prioritize liquidity through this period of volatility, adjust our operating platforms, focus on the safety and productivity of our employees, and continue to work with our counterparties, customers and operating partners. We expect to review and adjust our efforts as the circumstances and impacts of the pandemic develop and we respond to the shifting business and financial landscape and heightened volatility in, among other things, financial markets, asset values and interest rates.

“In a very short period of time, we’ve made significant progress managing our liquidity, and continue to take significant and deliberate actions across our platform to support our franchise as this crisis unfolds,” said Redwood Trust, Inc.’s Chief Executive Officer, Christopher J. Abate.

A summary of key updates about the company are listed below, however, please refer to the section entitled “Company Update” below for a more thorough discussion of recent developments regarding the company, as well as the risk factors set forth and referenced in the section entitled “Risk Factor Update” below. Within this update management has provided a preliminary estimate of book value as of March 27, 2020 and, for consistency, has also generally provided other key information within this update as of March 27, 2020, with the exception of the company’s cash position and satisfaction of margin calls, which are updated through the close of business on March 31, 2020 and April 1, 2020, respectively.

•	Cash Position – As of March 31, 2020, we estimate that we had unrestricted cash of approximately $365 million available to us.

•	Margin Calls – We have met all margin calls due as of April 1, 2020.

•	Recent Asset Sales - From March 1, 2020 through March 27, 2020, we completed the sale of approximately $570 million of securities. Additionally, as of March 27, 2020, we had agreements to sell residential mortgage loans with a par value of $1.9 billion, which transactions are expected to settle on or before May 21, 2020, including loans with a par value of $0.8 billion that are expected to settle on or before April 7, 2020, subject to customary closing conditions. For such sales settling after March 31, 2020, we expect to generate additional cash proceeds of approximately $220 million after the repayment of debt balances associated with such assets being sold.

•	Preliminary Estimate of Book Value – Excluding any potential decline in the value of our intangible assets since December 31, 2019, as of March 27, 2020, we estimate that on a preliminary basis GAAP book value per common share is between $7.03 and $7.67, an estimated year-to-date decline of approximately 52% to 56% from our GAAP book value per common share at December 31, 2019.

•	Funding Profile – We forecast that asset sales to date, combined with agreements we have entered into to sell assets as of March 27, 2020, but that are not yet settled, will reduce our marginable debt (comprised of warehouse lines financing residential and business purpose whole loans, short-term securities repurchase agreements and Federal Home Loan Bank of Chicago borrowings) from $4.2 billion at December 31, 2019 to approximately $2.1 billion. At March 27, 2020 our securities repurchase debt was $485 million and we continue to have access to approximately $2.9 billion in uncommitted warehouse funding, of which slightly less than 50% was drawn at March 27, 2020.

•	FHLBC Facility – As a result of the economic and financial market impacts of COVID-19, we have sold or entered into transactions to sell several pools of residential whole loans currently financed under our borrowing facility with the Federal Home Loan Bank of Chicago (our “FHLBC Facility”), and the terms under which we borrow under that facility have evolved. Therefore, we have decided to voluntarily and significantly reduce the financing we obtain from the FHLBC by beginning to repay outstanding amounts borrowed under the FHLBC facility. As of March 27, 2020, we had sold and entered into agreements to sell residential mortgage loans financed through the FHLBC that we estimate would reduce our borrowing outstanding under this facility by approximately $1.5 billion.

Company Update

Dividend Payment. On March 27, 2020, we announced our decision to delay the payment date for our previously declared $0.32 per share common stock dividend for the first quarter of 2020 to June 12, 2020. The dividend is payable to stockholders of record on March 16, 2020 and was originally payable on March 30, 2020. We determined to delay this approximately $38 million payment because we believe it is in the best interests of Redwood during this period of near-term uncertainty and volatility caused by the COVID-19 pandemic. Our obligation to make this dividend payment on June 12, 2020 is not reflected as debt in the “Selected Historical and Estimated Pro Forma Financial Data” set forth in this Current Report on Form 8-K.

Cash Position. As of March 31, 2020, we estimate that we had unrestricted cash of approximately $365 million available, compared to $197 million of unrestricted cash as of December 31, 2019. In addition, as of March 27, 2020, we had agreements to sell residential mortgage loans with a par value of $1.9 billion, which transactions are expected to settle on or before May 21, 2020, including loans with a par value of $0.8 billion that are expected to settle on or before April 7, 2020, subject to customary closing conditions. For such sales settling after March 31, 2020, we expect to generate additional net cash proceeds of approximately $220 million after the repayment of debt balances associated with such assets being sold. This cash would be available as unrestricted cash upon receipt, although there is no assurance we will be able to complete these asset sale transactions during the expected time period on attractive terms or at all. These estimates and expectations are based on information currently available to management and should not be viewed as a substitute for such financial information as presented in our full interim financial statements prepared in accordance with GAAP and are not necessarily indicative of the results to be achieved in any future period. For example, normal course cash flow activity, including such items as loan remittance receipts, payment of interest on our borrowings, operating expenses and taxes, and non-normal course cash flow activity, such as additional margin calls, would impact our unrestricted cash position as of any particular future date.

Recent Asset Sale Transactions. From March 1, 2020 through March 27, 2020, we completed the sale of approximately $570 million of securities. Additionally, as of March 27, 2020, we had agreements to sell residential mortgage loans with a par value of $1.47 billion and securities with a historical value of $38 million financed under our FHLBC facility, which transactions are expected to settle on or before May 21, 2020, including loans with a par value of $0.43 billion and securities with a historical value of $38 million that are expected to settle on or before April 7, 2020, subject to customary closing conditions. Additionally, as of March 27, 2020, we had agreements to sell residential mortgage loans with a par value of $0.45 billion financed through our warehouse facilities, which transactions are expected to settle on or before April 30, 2020, including loans with a par value of $0.35 billion that are expected settle on or before April 7, 2020, subject to customary closing conditions. One of our primary objectives in undertaking certain of these asset sale transactions is to strengthen our balance sheet and prioritize liquidity during the period of volatility resulting from the outbreak of COVID-19. In relation to these completed securities sales, we estimate that we have incurred aggregate losses in a range of approximately $198 million to $202 million relative to the fair values of such securities as of December 31, 2019 or their acquisition price for securities acquired after December 31, 2019. For the residential mortgage loans financed under our FHLBC facility that we had agreed to sell as of March 27, 2020, we estimate that we will incur aggregate losses in a range of approximately $69 million to $73 million relative to the estimated fair values of such residential mortgage loans as of December 31, 2019 or their acquisition date, if acquired subsequent to December 31, 2019. We expect to selectively sell additional assets as we continue to evaluate our liquidity and monitor developments in the financial markets, including the residential credit markets. However, the timing and size of any asset sale transactions will be dependent on market and other factors, many of which are outside of our control. Any such sales of assets could result in a material amount of realized losses and significantly diminish our future interest income, negatively impacting our results of operations and financial condition. We make no assurance that we will be able to complete these asset sale transactions during the expected time period on attractive terms or at all, including those asset sales we have entered into that have not yet settled.

Asset Valuations and Margin Calls. Due to the impact of COVID-19, the market value of our loans and securities financed under our borrowing facilities and other investments have been, and continue to be, re-evaluated by our financing counterparties. These revaluations indicate a significant decline in fair value since December 31, 2019, and over a recent compressed timeframe, of the loans and securities financed resulting in margin calls from our lending counterparties. In order to meet these margin requirements, we must pledge additional collateral, such as cash or additional loans or securities, with a value equal to the collateral maintenance requirements of these facilities, adjusted for our haircut percentage. The haircut represents the amount (sometimes expressed as a percentage) of the asset market value that the lender does not lend against. Due in part to our efforts and initiatives as discussed above, through April 1, 2020, we have satisfied all of these margin calls, which has impacted our liquidity and cash position. We have also satisfied margin calls in respect of all derivatives positions outstanding as of April 1, 2020, as well as positions we maintained prior to such date that have since been terminated or closed out. Such derivatives positions were generally in place to address exposure to interest rate risk as described further below under “Hedging.”

FHLBC Mortgage Loan Financing Facility. Another of the initiatives we have undertaken in response to the COVID-19 pandemic relates to the $2.0 billion of secured financing that we have historically maintained from the FHLBC. We have historically used this financing for residential mortgage loans and business purpose loans that we have held as investments through our FHLBC-member subsidiary. Pursuant to a final rule published by the Federal Housing Finance Agency in January 2016, which became effective as of February 19, 2016, or the FHFA Membership Rule, our FHLBC-member subsidiary may remain a FHLBC member for a five-year transition period that ends in February 2021, and outstanding amounts borrowed under the FHLBC facility are permitted to remain outstanding until their stated maturities. Specifically, in late March 2020, we determined, in light of the economic and financial market impacts of COVID-19, to voluntarily and significantly reduce the financing we obtain from the FHLBC by beginning to repay outstanding amounts borrowed under the FHLBC facility. This decision was taken both as a result of continued optimization of our investment and capital allocation strategy, as well as ongoing revisions to the financing terms offered by the FHLBC. Our initiative to begin repaying these outstanding amounts has taken the form of selling assets financed by these borrowings and/or transferring assets financed by these borrowings to other lending counterparties. From March 1, 2020 through March 27, 2020, we entered into transactions to sell approximately 75% of the residential mortgage loans currently financed under the FHLBC facility and we expect to transfer the financing of certain of these loans (and other loans) to other lending counterparties pending settlement of these sale transactions. These sale transactions are with five separate counterparties and are currently expected to settle in separate closings on or before May 21, 2020, subject to customary closing conditions, which could result in any of these assets failing to be purchased or transferred. We are also engaged in efforts to sell or finance with other counterparties additional residential mortgage loans and business purpose loans that are currently financed under the FHLBC facility. Upon sale or transfer of assets financed under the FHLBC facility, we expect to repay the borrowings under the FHLBC facility. While these asset sales will result in realized losses, as asset prices have declined as a result of the market volatility associated with the COVID-19 pandemic, we expect to increase our cash position and liquidity as a result of these sales, as the asset sales and transfers we are currently undertaking are at prices or on terms that result in cash proceeds to us after repaying the associated borrowings under the FHLBC facility. We believe that reducing amounts borrowed under the FHLBC facility will positively impact our liquidity and reduce our exposure to future margin calls. Under the FHFA Membership Rule, once we repay and reduce amounts borrowed under the FHLBC facility, our ability to reborrow those amounts under the FHLBC facility is effectively precluded. As of March 27, 2020, $2.0 billion of borrowings were outstanding under our FHLBC facility, which amount was collateralized by residential mortgage loan assets with a current outstanding principal balance of $1.9 billion, business purpose loans with a current outstanding principal balance of $262 million and cash collateral of $240 million.

Funding Profile. We have a diverse funding profile and use a variety of financing arrangements, including, among others, our loan warehouse facilities, securities repurchase agreements, secured term facilities, and unsecured corporate debt. As of March 27, 2020, we had access to approximately $2.9 billion in uncommitted warehouse funding, unchanged from December 31, 2019, of which slightly less than half was drawn as of March 27, 2020. In addition, since certain liquidity initiatives began in March 2020, we have significantly reduced our borrowings under our short-term securities repurchase agreements from $1.2 billion as of December 31, 2019 to $485 million as of March 27, 2020, and reduced significantly the volume of loan purchases and originations that we fund through our operating platforms and finance through our warehouse facilities. We continue to maintain aggregate borrowings, at March 27, 2020, of $289 million under long-term, non-mark-to-market, securities repurchase debt facilities to finance certain of the subordinate securities we have retained from Sequoia and CAFL securitization transactions. Further, as described below, we have and continue to seek to transfer certain assets that are financed under our FHLBC facility to other warehouse financing lines with counterparties that have terms that we believe are more favorable to us in the current market environment.

Hedging. Due to the recent market dislocations resulting from the global pandemic of COVID-19, historical correlations between asset market values and interest rates have deteriorated, which has negatively impacted our ability to implement certain aspects of hedging strategies we have historically employed relating to interest rate risk and has exposed us to increased margin requirements associated with increased interest rate volatility. Due to these events, we made the determination that our interest rate hedges were no longer effective in hedging asset market values and, as of March 27, 2020, had terminated or closed out substantially all of these outstanding interest rate hedges, reducing our exposure to future margin calls associated with interest rate hedges. In addition, due to the interest rate volatility resulting from these recent market dislocations, we also determined to terminate long-term interest hedges we had historically maintained in respect of our long-term subordinated debt and trust preferred securities obligations in order to reduce our exposure to additional margin calls associated with these long term obligations. As a result of these actions, cash margin that had been posted to, and held by, clearinghouses and certain other counterparties with whom we had entered into hedging agreements with, were used to settle these positions. Additionally, due to significant interest rate volatility resulting from the global pandemic, we experienced increased hedging costs prior to settling our outstanding hedges. We are monitoring market conditions and will determine in the future when we believe it would be appropriate and effective to re-implement interest rate hedging strategies based on our business activities and assets and liabilities.

Preliminary Outlook for First Quarter 2020 Results of Operations. Because the first quarter of 2020 has just ended, and our financial results for the first quarter of 2020 are not yet available, we currently expect that, as a result of the general impact of the COVID-19 pandemic and our initiatives discussed above, we will experience significant declines in book value per common share, net income per diluted common share and earnings for the quarter ended March 31, 2020, compared to the quarters ended December 31, 2019 and March 31, 2019. We also may experience a decline in net interest income for the quarter ended March 31, 2020 as compared to the quarter ended December 31, 2019. At December 31, 2019, our GAAP book value per common share was $15.98, which included an aggregate of $1.41 per common share of acquisition-related intangible assets recorded on our consolidated balance sheet at December 31, 2019. Acquisition-related intangible assets recorded on our consolidated balance sheet at December 31, 2019 included intangible assets and goodwill recorded in connection with our acquisitions during 2019 of 5 Arches, LLC and CoreVest American Finance Lender LLC.

We currently believe that our GAAP book value per common share has declined significantly since December 31, 2019 as a result of the general impact of the COVID-19 pandemic and our initiatives discussed above. Excluding any potential decline in the value of our intangible assets since December 31, 2019, we currently estimate on a preliminary basis that, as of March 27, 2020, our GAAP book value per common share was between $7.03 and $7.67, representing an estimated decline of approximately 52% to 56% from our GAAP book value per common share at December 31, 2019. The value of intangible assets recorded on our consolidated balance sheet at December 31, 2019 may have also declined, potentially materially, since December 31, 2019 as a result of the general impact of the COVID-19 pandemic and our initiatives discussed above; however, in providing an estimate of the decline in our book value per common share from December 31, 2019 through March 27, 2020, we have excluded any potential decline in the value of our intangible assets since December 31, 2019, as the impairment analysis we will conduct with respect to these intangible assets as part of our financial statement closing and review procedures for the quarter ended March 31, 2020 has not yet been initiated.

Our financial statement closing and review procedures for the quarter ended March 31, 2020, which will include an impairment analysis with respect to our intangible assets, are not currently completed and, as a result, the foregoing expectations and estimates reflect our preliminary estimate with respect to the decline in book value per common share from December 31, 2019 through March 27, 2020, after excluding any potential decline of the value of our intangible assets since December 31, 2019. These expectations and estimates are based on information currently available to management, and may vary from our actual financial results as of and for the quarter ended March 31, 2020. Further, these preliminary estimates are not a comprehensive statement or estimate of our financial results or financial condition as of and for the quarter ended March 31, 2020 or otherwise. These expectations and estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP, and they are not necessarily indicative of the results to be achieved for the quarter ended March 31, 2020 or any future period. Accordingly, you should not place undue reliance on these expectations and estimates, including the foregoing estimated decline in book value per common share since December 31, 2019, which excludes any potential decline in the value of our intangible assets since December 31, 2019. We undertake no obligation to update or revise our preliminary estimate of the decline in book value per common share from December 31, 2019 through March 27, 2020, after excluding any potential decline in the value of our intangible assets since December 31, 2019, prior to issuance of financial statements for the quarter ended March 31, 2020. While we believe that this preliminary estimate is based on reasonable assumptions and information available to us as of March 31, 2020 regarding our tangible assets, actual results may vary, and such variations may be material, including, without limitation, because of the potential for a decline, which could be material, in the value of our intangible assets since December 31, 2019. Furthermore, the extreme volatility and turmoil that is currently impacting the financial markets makes estimates of tangible asset values even less reliable than usual. By providing a preliminary estimate, as of March 27, 2020, of the decline in our book value per common share after excluding any potential decline in the value of our intangible assets since December 31, 2019, management is seeking to provide supplemental information that contributes to a proper understanding of the value of our assets and strength of our capital levels as of March 27, 2020. Our preliminary estimate, as of March 27, 2020, of the decline in our book value per common share after excluding any potential decline in the value of our intangible assets since December 31, 2019, should not be viewed as a substitute for GAAP book value per common share as of any date or for other financial results for any period determined in accordance with GAAP, nor is it necessarily comparable to any similar financial measure that may be presented by other companies.

Federal Government Stimulus and Federal Reserve Liquidity Operations. On March 27, 2020, President Trump signed into federal law the CARES Act, which is aimed at providing emergency assistance and health care response for individuals, families, and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. We are analyzing different aspects of the CARES Act to determine whether (in addition to any general support it may provide to the economy, renters, and homeowners) any specific provisions may more directly benefit us. We may be eligible to directly benefit from certain provisions of the CARES Act that are intended to provide assistance to businesses, although based on our analysis to date, the provisions of the CARES Act that we are most likely to meaningfully benefit from relate to federal income taxes. In particular, the CARES Act temporarily repeals the rule that federal net operating losses (NOLs) generated after December 31, 2017 may not be carried back to prior taxable years and the annual limit of 80% on the amount of taxable income that such NOLs can offset. As a result, although the amended carryback provisions do not apply to real estate investment trusts, or REITs, we anticipate that any NOLs incurred at our taxable REIT subsidiaries (TRS) for 2020 could be carried back to certain prior years, resulting in a refund of up to $24 million of federal income taxes incurred in prior years. We currently anticipate incurring net taxable losses at our TRS in 2020, but it is difficult to be certain or to estimate this early in 2020. Additionally, under provisions of the Internal Revenue Code of 1986, as amended, or the Code, in place prior to enactment of the CARES Act, we are reviewing whether our TRS may be able to accelerate a refund of the federal income taxes paid with respect to 2019 under the disaster loss provisions of Section 165(i) of the Code.

In addition to the CARES Act, instrumentalities of the Federal government, including the Treasury Department and the Federal Reserve System, have announced initiatives intended to immediately enhance liquidity within the financial system and support individuals and businesses through the challenging period resulting from the COVID-19 pandemic. Because our business and investments are not focused on mortgage loans that are eligible to be purchased or guaranteed by Fannie Mae, Freddie Mac or governmental agencies such as the Federal Housing Administration or Department of Veteran Affairs, we are generally not eligible to directly participate in these liquidity initiatives. However, we are further reviewing whether or not any future mortgage loan servicing advances or other assets funded or acquired by us in the future may be directly or indirectly eligible for financing through the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (TALF) or any other similar program that may be initiated by the Federal Reserve System.

Safety and Productivity. We have undertaken a series of actions to help ensure the safety and productivity of our employees and help prevent the spread of COVID-19 among our workforce. On March 16, 2020, we implemented a two-week, work from home policy for substantially all of our workforce, which we have subsequently extended to be consistent with the actions taken and statements made by state and local government officials. We have only permitted a limited number of key personnel to access our offices. In addition, we have implemented and tested our business continuity protocols to seek to maintain ongoing operation of our business.

Selected Historical and Estimated Pro Forma Financial Data

The tables below present certain selected financial data as of December 31, 2019, and certain selected estimated financial data as of March 27, 2020 and as of March 27, 2020 on a pro forma basis to give effect to certain adjustments described below. The purpose of these tables is to present the relative changes in our balances of assets and recourse debt (which amounts exclude assets and debt of variable interest entities that we consolidate for GAAP purposes but include the securities we own that were issued by these entities) resulting from asset sales and changes in associated debt balances that have occurred or for which we have entered into agreements to sell, but that have not yet settled and may not settle. While we believe our investments have decreased in value, these tables are not intended to indicate the actual or pro forma fair value of our assets as of March 27, 2020. We derived the selected financial data as of December 31, 2019 from our audited consolidated financial statements. The selected estimated financial data as of March 27, 2020 reflect our estimate of balances with respect to such information, based on information currently available to management, and may vary from actual results as of March 27, 2020. Such selected estimated financial data do not represent current estimates of fair value and are not a comprehensive statement or estimate of our financial results or financial condition as of and for the quarter ended March 31, 2020 or otherwise. Such selected estimated financial data should not be viewed as a substitute for data prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for the quarter ended March 31, 2020 or any future period. Accordingly, investors should not place undue reliance on this selected estimated financial data.

The selected financial data below are the responsibility of our management, were prepared by our management and are based on a number of assumptions. Additional items that may require adjustments to such selected financial data may be identified and could result in material changes to such selected financial data. Estimates of financial data are inherently uncertain and we undertake no obligation to update the estimated financial data in this Current Report on Form 8-K. See Forward-Looking Statements and the Risk Factors set forth in this Current Report on Form 8-K and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent filings under the Securities Exchange Act of 1934, as amended, for a discussion of factors that could impact our actual results of operations and such selected financial data. Grant Thornton LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the financial data presented below. Accordingly, Grant Thornton LLP does not express an opinion or provide any form of assurance with respect thereto.

The table below presents our balances of selected assets and associated recourse debt by asset type and segments for the periods indicated. The balances as of December 31, 2019 are based on prices and fair values as of December 31, 2019. The historical balances as of March 27, 2020 reflect actual activity that occurred from January 1, 2020 through March 27, 2020, including such items as acquisitions, sales, and remittances that occurred in the ordinary course of business, but have not been adjusted for price changes impacting estimated fair values at March 27, 2020. As such, the values of the assets in the table as of March 27, 2020 on a historical and pro forma basis generally reflect historical prices for securities and par values of loans. We have not undertaken a repricing of these assets in connection with the table below. An updated estimated fair value of our assets will be determined in connection with our quarterly reporting procedures for the first quarter of 2020. We expect that the fair value of our assets will be below par value or their historical prices and in some cases may be materially lower than the values as shown in the unaudited financial data below.

	As of December 31, 2019		As of March 27, 2020
			(Amounts do not represent current estimated fair values)
	Actual		Estimated		Estimated Pro Forma Adjustments				Estimated Pro Forma
	Assets	Debt	Assets	Debt	Assets		Debt		Assets		Debt
	($ in millions)
Select Assets and Debt by Asset Type
Securities(1)	$2,247	$1,401	$1,485	$813	$(38	)(5)	$(38	)(5)	$1,447		$775
Residential loans(2)	2,648	1,961	2,609	2,182	(1,918	)(6)	(1,593	)(6)	691		589
SFR loans(2)	570	432	449	301	0		0		449		301
Bridge loans(2)	764	567	904	649	0		0		904		649
Other investments(3)	226	0	198	30	0		0		198		30
FHLBC restricted cash(4)	59	0	239	236	(239	)(7)	(236	)(7)	0		0
Corporate debt	0	786	0	786	0		0		0		786
Total Assets and Debt	$6,514	$5,147	$5,884	$4,997	$(2,195)		$(1,867)		$3,689		$3,130
Select Assets and Debt by Segment(1)(2)(3)
Residential Lending	$3,194	$2,281	$3,109	$2,474	$(1,918	)(6)	$(1,593	)(6)	$1,191	(7)	$881
Business Purpose Lending	1,525	1,079	1,586	1,054	0		0		1,586		1,054
Multifamily Investments	717	505	138	76	0		0		138		76
Third Party Residential Investments	1,019	496	812	371	(38	)(5)	(38	)(5)	774		333
Other Cash and Debt
FHLBC restricted cash(4)	59	0	239	236	(239	)(7)	(236	)(7)	0		0
Corporate debt	0	786	0	786	0		0		0		786
Total Assets and Debt	$6,514	$5,147	$5,884	$4,997	$(2,197)		$(1,869)		$3,689		$3,130
Cash(5)	197		275		See note	(8)			See note	(8)

(1)	Securities values presented as of December 31, 2019 are based on the prices and fair values of the securities as of December 31, 2019. Securities values as of March 27, 2020 on a historical and pro forma basis are based on, for securities acquired on or prior to December 31, 2019, the price of the securities as of December 31 2019, or if acquired after December 31, 2019, the price of the securities as of the date of acquisition. Accordingly, such values are not based on estimated current fair value measurements. Current fair values of these securities may be materially lower than their fair values at December 31, 2019 and the estimated values presented above.

(2)	Loan values presented as of December 31, 2019 are based on the fair values of the loans as of December 31, 2019. Loan values presented as of March 27, 2020 on a historical and pro forma basis are based on the estimated current par value of the loans as of March 27, 2020. The actual par values of these loans may be materially lower than our estimated par value. Additionally, such values presented for March 27, 2020 on a historical and pro forma basis are not based on estimated current fair value measurements. Current fair values of these loans may be materially lower than par value and the estimated values presented above.

(3)	Values of other investments presented as of December 31, 2019 are based on the value of such assets as of December 31, 2019. Values of our other investments presented as of March 27, 2020 on a historical and pro forma basis are based on their values at December 31, 2019, adjusted for acquisitions, sales, contributions and distributions as of such date. Accordingly, such values presented for March 27, 2020 on a historical and pro forma basis are not based on current estimated fair value measurements. Current fair values of these investments may be materially lower than their values at December 31, 2019 and the values presented above.

(4)	Represents restricted cash serving as collateral under our FHLBC facility.

(5)	Reflects securities that we have an agreement to sell that were valued at $38 million as of December 31, 2019. These securities currently serve as collateral against our FHLBC borrowing facility. We expect to utilize $38 million of the proceeds from this sale to pay down our FHLBC borrowing facility.

(6)	Reflects loans that we have agreements to sell, with a cumulative par value of $1.92 billion, including loans with a par value of $1.47 billion financed through our FHLBC facility and $0.45 billion financed through our warehouse facilities. The sales of loans financed through our FHLBC facility are expected to settle on or before May 21, 2020, including loans with a par value of $0.43 billion that are expected to settle on or before April 7, 2020, and the sales of loans financed through our warehouse facilities are expected to settle on or before April 30, 2020, including loans with a par value of $0.35 billion that are expected to settle on or before April 7, 2020, in each case subject to customary closing conditions. Any failure to fulfill or satisfy such conditions could result in cancellation of the transaction and failure of such assets to be purchased or transferred. We expect to utilize $1.19 billion of the proceeds from these sales to pay down our FHLBC borrowing facilities and $0.40 billion of the proceeds from these assets sales to pay down our warehouse facilities.

(7)	Reflects the anticipated application of restricted cash held as collateral against borrowings under our FHLBC facility to pay down outstanding borrowings under that facility.

(8)	As a result of the agreements we have entered into to sell securities and loans, as discussed in footnotes 5 snd 6, we expect to generate net cash proceeds after the repayment of associated debt balances. Inclusive of sales and activity that occurred on March 30 and March 31, 2020, we expect these sales to generate approximately $300 million of net cash proceeds. Exclusive of sales and activity that occurred on March 30 and March 31, 2020, we expect these sales to generate approximately $220 million of net cash proceeds. These sales would be available as unrestricted cash upon receipt, although there is no assurance that we will be able to complete these asset sale transactions during the expected time period on attractive terms or at all. These estimates and expectations are based on information currently available to management and should not be viewed as a substitute for such financial information as presented in our full interim financial statements prepared in accordance with GAAP and are not necessarily indicative of the results to be achieved in any future period. For example, normal course cash flow activity, including such items as loan remittance receipts, payment of interest on our borrowings, operating expenses and taxes, and non-normal course cash flow activity, such as additional margin calls, would impact our unrestricted cash position.

The tables below present our recourse debt balances and maturity schedule as of December 31, 2019, and as of March 27, 2020 on an estimated historical and a pro forma basis to give effect to asset sale transactions that, as of March 27, 2020, had been entered into and were under contract, but that had not yet settled, as of such date, and estimated reductions in debt balances associated with these sales.

Recourse Debt Balances and Maturities as of December 31, 2019

Type of debt	Q1/Q2 2020	Q3 2020	Q4 2020	Beyond 2020	Total
	($ in millions)
Securities Repurchase Facilities	$1,177	$0	$0	$0	$1,177
Warehouse/Secured Revolving Facilities	160	0	273	567	1,000
Non-marginable Secured Debt	0	0	0	184	184
Non-marginable Corporate Unsecured Debt	0	0	0	786	786
FHLB Facility	0	0	0	2,000	2,000
Total debt	$1,337	$0	$273	$3,537	$5,147

Estimated Recourse Debt Balances and Maturities as of March 27, 2020

Type of debt	Q2 2020	Q3 2020	Q4 2020	Beyond 2020	Total
	($ in millions)
Securities Repurchase Facilities	$485	$0	$0	$0	$485
Warehouse/Secured Revolving Facilities	30	0	446	961	1,437
Non-marginable Secured Debt	0	0	0	289	289
Non-marginable Corporate Unsecured Debt	0	0	0	786	786
FHLB Facility	0	0	0	2,000	2,000
Total debt	$515	$0	$446	$4,036	$4,997

Estimated Pro Forma Recourse Debt Balances and Maturities as of March 27, 2020(1)

Type of debt	Q2 2020	Q3 2020	Q4 2020	Beyond 2020	Total
	($ in millions)
Securities Repurchase Facilities	$485	$0	$0	$0	$485
Warehouse/Secured Revolving Facilities	30	0	272	730	1,032
Non-marginable Secured Debt	0	0	0	289	289
Non-marginable Corporate Unsecured Debt	0	0	0	786	786
FHLB Facility	0	0	0	538	538
Total debt	$515	$0	$272	$2,343	$3,130

(1)	Presents estimated debt balance information as of March 27, 2020 on a pro forma basis to give effect to the sale of loans we have agreements to sell, with a cumulative par value of $1.92 billion, including loans with a par value of $1.47 billion financed through our FHLBC facility and $0.45 billion financed through our warehouse facilities. The sales of loans financed through our FHLBC facility are expected to settle on or before May 21, 2020, including loans with a par value of $0.43 billion that are expected to settle on or before April 7, 2020, and the sales of loans financed through our warehouse facilities are expected to settle on or before April 30, 2020 including loans with a par value of $0.35 billion that are expected to settle on or before April 7, 2020, in each case subject to customary closing conditions. Any failure to fulfill or satisfy such conditions could result in cancellation of the transaction and failure of such assets to be purchased or transferred. Each such asset sale transaction had been agreed but, as of March 27, 2020, had not yet settled. Adjusted amounts assume that proceeds from the sales of such assets are used to fully repay the debt balances outstanding as of March 27, 2020 associated with such assets. There can be no assurance that we will be able to complete these asset sale transactions during the expected time period on attractive terms or at all.

Risk Factor Update

The following risk factors are intended to be an update to the Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2019. For additional risks impacting our business, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 that was filed with the Securities and Exchange Commission on March 2, 2020.

The current outbreak of COVID-19 or the future outbreak of any other highly infectious or contagious diseases, could adversely impact or cause disruption to our financial condition and results of operations. The spread of the COVID-19 outbreak has disrupted, and could further cause severe disruptions in, the U.S. and global economy and financial markets and create widespread business continuity and viability issues.

In recent years the outbreaks of a number of diseases, including Avian Bird Flu, H1N1, and various other "super bugs," have increased the risk of a pandemic. In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 100 countries, including the United States. COVID-19 has also spread to every state in the United States and in regions where we have our executive offices and principal operations, and in regions where our mortgage loans, securities, and other investments are secured by property. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since March 13, 2020, there have been a number of federal, state and local government initiatives applicable to a significant number of mortgage loans, to manage the spread of the virus and its impact on the economy, financial markets and continuity of businesses of all sizes and industries. For example, on March 18, 2020, the U.S. Department of Housing and Urban Development authorized the Federal Housing Administration to implement a 60-day mortgage moratorium on foreclosures and evictions on single family homeowners unable to pay their Federal Housing Administration-backed mortgages. In addition, the Federal Housing Finance Agency instructed Fannie Mae and Freddie Mac to establish forbearance programs to permit certain borrowers under Federal Housing Administration-backed mortgages to postpone or delay mortgage payments for as long as one year. On March 27, 2020, Congress approved the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, and President Trump signed it into law, which provides approximately $2 trillion in financial assistance to individuals and businesses resulting from the outbreak of COVID-19. The CARES Act, among other things, provides certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing and loan forgiveness/forbearance.

The potential impact and duration of COVID-19 or another pandemic could have significant repercussions across regional, national and global economies and financial markets, and could trigger a period of regional, national and global economic slowdown or regional, national or global recessions. The outbreak of COVID-19 in many countries continues to adversely impact regional, national and global economic activity and has contributed to significant volatility and negative pressure in financial markets. The impact of the outbreak has been rapidly evolving and, as cases of the virus have continued to increase around the world, many countries, including the United States, have reacted by instituting, among other things, quarantines and restrictions on travel.

Certain states and cities, including where we have offices and where real estate is located that secures or underlies a significant portion of loans on securities that we own (including California and New York), have also reacted by instituting quarantines, restrictions on travel, “shelter in place” or “stay at home” rules, restrictions on types of business that may continue to operate, and/or restrictions on types of construction projects that may continue. We expect additional states and cities to implement similar restrictions, although, in certain cases, exceptions may be available for certain essential operations and businesses. There is no assurance that such exceptions will enable us to avoid adverse effects to our results of operations and business. Further, such actions may create disruption in real estate financing transactions and the housing market and adversely impact a number of industries.

We believe that our ability to operate, our level of business activity and the profitability of our business, as well as the values of, and the cash flows from, the assets we own will be impacted by effects of COVID-19 and could in the future be impacted by another pandemic. For example, the effects of COVID-19 or another pandemic could adversely impact our financial condition and results of operations due to, among other factors:

•	interrupted service and availability of personnel, including our executive officers and other employees that are part of our management team and an inability to recruit, attract and retain skilled personnel— to the extent our management or personnel are impacted in significant numbers by the outbreak of pandemic or epidemic disease and are not available or allowed to conduct work, our business and operating results may be negatively impacted; moreover, the negative impacts of the pandemic are likely to necessitate that we reduce our workforce, temporarily or permanently, which could negatively impact our business and results of operations;

•	difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our ability and mortgage loan borrowers’ ability to make regular payments of principal and interest (e.g., due to unemployment, underemployment, or reduced income or revenues) or to access savings or capital necessary to fund business operations or replace or renew maturing liabilities on a timely basis, and may adversely affect the valuation of financial assets and liabilities, any of which could increase margin calls under our borrowing facilities, affect our ability to meet liquidity, net worth, and leverage covenants under our borrowing facilities or have a material adverse effect on the value of investment assets we hold or our business, financial condition, results of operations and cash flows;

•	temporary or lasting changes involving the status, practices and procedures of our operating platforms, including with respect to loan origination and loan purchase activities — to the extent we elect or are required to limit or be more selective in making loan purchases or reducing our business purpose loan origination activities, we may strain our relationships with business partners, customers and counterparties, breach actual or perceived obligations to them, and be subject to litigation and claims from such partners, customers and counterparties, any of which could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows; moreover, because of the disruptions to the normal operation of mortgage finance markets, our operations focused on acquiring and distributing residential mortgage loans and originating and distributing business purpose loans may not be able to function efficiently because of, among other factors, any inability to access short-term or long-term financing for mortgage loans, a disruption to the market for securitization transactions, or our inability to access these markets or execute securitization transactions due to negative impacts to our financial condition or operating capabilities resulting from the COVID-19 pandemic; any or all of these impacts on our business purpose loan origination platforms could result in reduced mortgage lending income (or losses) and reduced net interest income, as well as an impairment of the goodwill and intangible assets we recorded on our balance sheet when we acquired 5 Arches, LLC and CoreVest American Finance Lender LLC, which reductions and impairments could be material;

•	to the extent residential mortgage loan borrowers that have been negatively impacted by the COVID-19 pandemic do not timely remit payments of principal and interest relating to their mortgage loans (whether due to an inability to make such payments, an unwillingness to make such payments, or a waiver of the requirement to make such payments on a timely basis or at all, including under the terms of any applicable forbearance, modification, or maturity extension agreement or program (which forbearance, waiver, or maturity extension may be available as a result of a government-sponsored or -imposed program or under any such agreement or program we or our sub-servicers may otherwise offer to mortgage borrowers)), then the value of residential mortgage loans and residential mortgage backed securities we own will likely be impaired, potentially materially; moreover, to the extent any such pandemic impacts local, regional or national economic conditions, the value of residential real estate is likely to decline, which would also likely negatively impact the value of mortgage loans and mortgage backed securities we own, potentially materially;

•	to the extent we have retained the MSRs associated with mortgage loans, which we generally retain for jumbo mortgage loans that we securitize through our Sequoia securitization platform (or to the extent we are otherwise exposed to principal and interest advancing obligations), with respect to any such loans that become delinquent, then cash flows we would otherwise expect to receive from our retained investments in Sequoia securitization transactions or other investments may be redirected to other investors in mortgage backed securities issued in those securitization transactions (or may be otherwise not remitted to us) or we may be obligated to fund principal and interest advances; additionally, through our investment in servicer advances and associated excess MSRs, we may fund an increased amount of servicer advances on loans underlying the associated transactions; further, any federal assistance programs available to mortgage loan servicers may not be available to us because our business and investments are not focused on mortgage loans that are eligible to be purchased or guaranteed by Fannie Mae, Freddie Mac or governmental agencies such as the Federal Housing Administration or Department of Veteran Affairs; to the extent our otherwise expected cash flows are so impaired or to the extent we are required to fund advances of principal and interest it may have a material adverse effect on our financial condition, results of operations and cash flows;

•	to the extent multifamily and business purpose loan borrowers that have been negatively impacted by the COVID-19 pandemic do not timely remit payments of principal and interest relating to their mortgage loans (whether due to an inability to make such payments, an unwillingness to make such payments, or a waiver of the requirement to make such payments on a timely basis or at all, including under the terms of any applicable forbearance, modification, or maturity extension agreement or program (which forbearance, waiver, or maturity extension may be available as a result of a government-sponsored or -imposed program or under any such agreement or program we or our sub-servicers may otherwise offer to mortgage borrowers)), then the value of multifamily and business purpose loans and multifamily and business purpose mortgage backed securities we own will likely be impaired, potentially materially; in addition, if tenants who rent their residence from a multifamily or business purpose loan borrower are unable to make rental payments, are unwilling to make rental payments, or a waiver of the requirement to make rental payments on a timely basis, or at all, is available under the terms of any applicable forbearance or waiver agreement or program (which rental payment forbearance or waiver program may be available as a result of a government-sponsored or -imposed program or under any such agreement or program a landlord may otherwise offer to tenants), then the value of multifamily and business purpose loans and multifamily and business purpose mortgage backed securities we own will likely be impaired, potentially materially; moreover, to the extent the economic impact of any such pandemic impacts local, regional or national economic conditions, the value of multifamily and residential real estate that secures multifamily and business purpose loans is likely to decline, which would also likely negatively impact the value of mortgage loans and mortgage backed securities we own, potentially materially;

•	a significant amount of the business purpose loans that we own are short-term bridge loans that are secured by residential properties that are undergoing rehabilitation or construction and not occupied by tenants; because these properties are generally not income producing (e.g., from rental revenue), in order to fund principal and interest payments, these borrowers may seek to renegotiate the terms of their mortgage loan, including by seeking payment forbearances, waivers, or maturity extensions as a result of being negatively impacted by the COVID-19 pandemic; moreover, planned construction or rehabilitation of these properties may not be able to proceed on a timely basis or at all due to operating disruptions or government mandated moratoriums on construction, development or redevelopment; all of the foregoing factors would also likely negatively impact the value of mortgage loans and mortgage backed securities we own, potentially materially;

•	the composition of our portfolio of loans, securities and other assets has changed significantly since December 31, 2019 as a result of both ordinary course purchase and sale transactions, as well as a result of the asset sales, described in this Current Report on Form 8-K, that we have undertaken and continue to undertake in response to the financing market disruptions resulting from the COVID-19 pandemic; as a result, the composition of the assets we hold in our operating segments and investment portfolio has changed materially and presents a materially different risk profile than at December 31, 2019;

•	inability by loan originators and servicers to operate or to operate in affected areas, including the bankruptcy of one or more servicers, or inability of our internal resources to effectively oversee servicers in certain of their activities or perform certain loan administration functions;

•	inability of other third-party vendors we rely on to conduct our business to operate effectively and continue to support our business and operations, including vendors that provide IT services, mortgage banking support services, legal and accounting services, or other operational support services;

•	inability our of counterparties to make or satisfy the conditions or representations and warranties in agreements they have entered into with us;

•	our ability to ensure operational continuity in the event our business continuity plan is not effective or ineffectually implemented or deployed during a disruption; and

•	our ability to operate, which may cause our business and operating results to decline.

The rapid development and fluidity of the circumstances resulting from this pandemic precludes any prediction as to the ultimate adverse impact of COVID-19. Nevertheless, COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas present material uncertainty and risk with respect to our performance, financial condition, volume of business, results of operations and cash flows.

Our use of financial leverage exposes us to increased risks, including liquidity risks from margin calls and potential breaches of the financial covenants under our borrowing facilities, which could result in our being required to immediately repay all outstanding amounts borrowed under these facilities and these facilities being unavailable to use for future financing needs, as well as triggering cross-defaults under other debt agreements.

Due to the continued volatility in the financial markets resulting from the global pandemic of the COVID-19 virus, the market value of our loans and securities financed under our borrowing facilities has declined significantly since December 31, 2019, in particular over a recent compressed timeframe, and we have received margin calls from counterparties under these facilities. We have satisfied all of these margins calls through April 1, 2020 by pledging additional collateral, such as cash or additional loans or securities, with a value equal to the market value decline, adjusted for the percentage of the asset value financed (our haircut percentage). These margin calls expose us to a number of significant risks, including the risks of the types described above and in our Annual Report on Form 10-K for the year ended December 31, 2019 under the headings “Risk Factors,” “Risks Relating to Debt Incurred under Short- and Long-Term Borrowing Facilities,” and “Margin Call Provisions Associated with Short-Term Debt and Other Debt Financing.” For example, we may be unable to meet these margin calls or may be required or forced to sell assets pledged as collateral under adverse market conditions to meet such margin calls as a result of a decrease in the fair values of the assets pledged as collateral.

Additionally, significant and widespread decreases in the fair values of our assets could cause us to breach the financial covenants under our borrowing facilities related to liquidity, net worth and leverage. Such covenants, if breached, can result in our being required to immediately repay all outstanding amounts borrowed under these facilities and these facilities being unavailable to use for future financing needs, as well as triggering cross-defaults under other debt agreements. We have continued to engage in discussions with our financing counterparties with regard to such financial covenants; however, we cannot predict whether our financing counterparties will negotiate terms or agreements in respect of these financial covenants, the timing of any such negotiations or agreements or the terms thereof.

As of April 1, 2020, we had met all of our margin calls due and had significantly reduced borrowings under our short-term security repurchase facilities; however, we may receive additional margin calls. Further, as of the filing of this Current Report on Form 8-K, none of our financing counterparties have provided us with notice of an event of default.

Continued volatility in the residential credit market may cause the market value of loans and securities we own subject to financing to decline further, and our financing counterparties may make additional margin calls. Furthermore, if other market participants fail to meet margin calls associated with mortgage loans or securities they finance, their financing counterparties could terminate their financing and seek to sell significant amounts of loans and securities in the current market environment, which could further depress the market value of these types of assets and result in additional margin calls on us and other borrowers. Additionally, loans financed under our short-term securities repurchase facilities, whole-loan warehouse/secured revolving borrowing facilities, and our FHLBC facility, as reflected in the tables titled actual, estimated and estimated pro forma that present debt balances and maturities under the heading “Selected Historical and Estimated Pro Forma Financial Data” in this Current Report on Form 8-K, are subject to mark-to-market treatment and may incur margin calls or may require us to repurchase such loans in the event the loans become delinquent. We may receive additional margin calls in the future and there is no assurance that we will be able to meet such margin calls. We may experience an event of default under some or all of our short- and long-term debt and financing facilities if we do not meet future margin calls or maintain compliance with financial covenants and other terms of these debt obligations, which would permit the holders of the affected indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness, which could lead to an event of bankruptcy or insolvency, which would have a material adverse effect on our business, results of operations and financial condition.

Additionally, at the end of the fixed period applicable to the financing of a security under a securities repurchase facility (which generally does not exceed 90 days), we may request the same counterparty to renew the financing for an additional fixed period. If the same counterparty renews the financing, it may not be on terms that are as favorable to us as the expiring financing and the counterparty may require us to post additional collateral to renew the financing (which requirement would impact our liquidity in the same manner as a margin call). If the same counterparty does not renew the financing, it may be difficult for us to obtain financing for that security under one of our other securities repurchase facilities, due to the fact that the financial institution counterparties to our securities repurchase facilities generally only provide financing for securities that we purchased from them or one of their affiliates. If we are not able to obtain additional financing when we need it, we could be exposed to liquidity risks of the types described above.

Our results could be adversely affected by counterparty credit risk.

The economic impact of COVID-19 and the associated volatility in the financial markets is likely to trigger a period of economic slowdown or recession, and could jeopardize the solvency of counterparties with which we do business. In the event a counterparty to our borrowings becomes insolvent, we may fail to recover the full value of our pledged collateral, thus reducing our earnings and liquidity. In addition, the insolvency of one or more of our counterparties could reduce the amount of financing available to us, which would make it more difficult for us to leverage the value of our assets and obtain substitute financing on attractive terms or at all. A material reduction in our financing sources or an adverse change in the terms of our financings could have a material adverse effect on our financial condition and results of operations. In the event a counterparty that sells us residential mortgage loans becomes insolvent or is acquired by a third party, we may be unable to enforce our loan repurchase rights in connection with a breach of loan representations and warranties and we may suffer losses if we must repurchase delinquent loans. In the event that one of our sub-servicers becomes insolvent or fails to perform, loan delinquencies and credit losses may increase and we may not receive the funds to which we are entitled. We attempt to diversify our counterparty exposure and (except with respect to loan representations and warranties) attempt to limit our counterparty exposure to counterparties with investment-grade credit ratings, although we may not always be able to do so. Our counterparty risk management strategy may prove ineffective and, accordingly, our earnings and cash flows could be adversely affected. For additional information regarding our exposure to counterparty credit risk, refer to our Annual Report on Form 10-K for the year ended December 31, 2019 under the headings “Risk Factors” and “Investments we make, hedging transactions that we enter into, and the manner in which we finance our investments and operations expose us to various risks, including liquidity risk, risks associated with the use of leverage, market risks, and counterparty risk.”

Our initiative to significantly reduce the financing we obtain from the FHLBC by beginning to repay outstanding amounts borrowed under the FHLBC facility may not be successful or may not result in our realizing our original intent in undertaking this initiative and our outstanding borrowings under the FHLBC facility continue to expose us to liquidity risks, which may have a material adverse effect on our results of operations and financial condition. Sales of assets currently financed under the FHLBC facility are expected to result in a material amount of realized losses and significantly diminish future interest income, negatively impacting our results of operations and financial condition.

Our initiative to begin repaying outstanding debt under our FHLBC financing facility has taken the form of selling assets financed by these borrowings and/or transferring assets financed by these borrowings to other lending counterparties, with a portion of the proceeds of these sales and transfers being used to repay borrowings from the FHLBC. Although we have entered into transactions to sell approximately 75% of the residential mortgage loans currently financed under the FHLBC facility and we have and continue to seek to transfer the financing of certain of these loans (and other loans) to other lending counterparties pending settlement of these sale transactions. These sale and transfer transactions may not be completed, in whole or in part, as a result of standard closing conditions, including, without limitation, that the counterparty to one or more of these transactions is unwilling or unable to complete the transactions or is unwilling to complete a portion of the transaction as a result of the underlying loans entering non-performing status or otherwise being determined by the counterparty, following due diligence, to be impaired or defective. Moreover, to the extent we seek to enter into additional sale or transfer transactions with respect to other mortgage loan assets currently financed under the FHLBC facility, we may not be successful in identifying counterparties or in negotiating sales or transfers that are on terms or at prices that are acceptable to us. Mortgage loan assets that are financed under this facility, including assets that are the subject of a sale or transfer transaction that has not been completed, may decline in value, which could result in additional margin calls from the FHLBC, which could be significant and impair our liquidity. Although we expect to increase our cash position and liquidity as a result of these types of asset sales and transfers, if asset sales and transfers we undertake are at prices or on terms that do not result in net cash proceeds to us after repaying the associated borrowings under the FHLBC facility, then those sales or transfers would not improve our cash position or liquidity position and, in fact, could reduce our cash position and impair our liquidity. Sales of assets currently financed under the FHLBC facility are expected to result in a material amount of realized losses and significantly diminish our future interest income, negatively impacting our results of operations and financial condition.

In connection with the market disruptions resulting from the COVID-19 pandemic, we changed our interest rate hedging strategy and closed out of, or terminated substantially all of our interest rate hedges, incurring realized losses. As a result, interest rate risk exposure that is associated with certain of our assets and liabilities is no longer being hedged in the manner that we previously used to address interest rate risk and our revised strategy to address interest rate risk may not be effective and could result in the incurrence of future realized losses.

In response to the recent market dislocations resulting from the global pandemic of COVID-19, we made the determination that our interest rate hedges were no longer effective in hedging asset market values and, as of March 27, 2020, had terminated or closed out substantially all of our outstanding interest rate hedges and, overall, incurred realized losses. While we are monitoring market conditions and determining when we believe it would be appropriate and effective to re-implement interest rate hedging strategies, including by taking into account our future business activities and assets and liabilities, we will be exposed to the impact that changes in benchmark interest rates may have on the value of the loans, securities and other assets we own that are sensitive to interest rate changes, as well as long-term debt obligations that are sensitive to interest rate changes. Moreover, to the extent the value of loans and securities we own fluctuate as a result of changes in benchmark interest rates, we may be exposed to margin calls under lending facilities that we use to finance these assets. In the past, our interest rate hedging strategy was intended to be a source of liquidity in meeting margin calls that resulted from asset valuation changes attributable to changes in benchmark interest rates, however, because we have terminated or closed out substantially all of our outstanding interest rate hedges we will not be able to rely on these hedges as such a source of liquidity. For example, if benchmark interest rates were to increase, all other factors being equal, we would expect the value of many of the loans and securities we own to decrease, resulting in the potential for counterparties under securities repurchase financing facilities or mortgage loan warehouse facilities to make margins calls on us to further secure outstanding borrowings. In addition, if benchmark interest rates were to increase, all other factors being equal, the cost of servicing our long-term floating rate debt obligations would increase. Operating our business and maintaining a portfolio of interest rate sensitive loans, securities and other assets without an interest rate risk hedging program in place could expose us to losses and liquidity risks, which could be material and which could negatively impact our results of operations and financial condition. There can be no assurance that future market conditions and our financial condition in the future will enable us to re-establish an effective interest rate risk hedging program, even if in the future we believe it would otherwise be appropriate or desirable to do so.

The unaudited selected and estimated pro forma financial data included in this Current Report on Form 8-K are presented for illustrative purposes only to indicate balance sheet adjustments related to our recent initiatives to deleverage and prioritize liquidity, and are presented on the basis of the par value of the assets and liabilities underlying such data. Such financial data do not reflect the actual or fair value measurements of the transactions we have undertaken in connection with such initiatives. The fair value of such transactions will be determined in connection with our quarterly reporting procedures for the first quarter of 2020, and we expect that the fair value of such transactions will be below the values presented in the selected financial data and in some cases may be materially lower than the values presented in the selected financial data.

The unaudited financial data included in this Current Report on Form 8-K are presented for illustrative purposes only to indicate the relative balances of assets and recourse debt related to our recent initiatives to deleverage and prioritize liquidity, including the asset sale transactions and other measures described in this Current Report on Form 8-K. Such financial data are based on numerous adjustments, assumptions and estimates, are subject to numerous other uncertainties and do not purport to reflect our current actual financial position, nor do they reflect or purport to reflect our actual financial position following the completion of the transactions we have undertaken in connection with our recent initiatives.

Further, the unaudited financial data included in this Current Report on Form 8-K are presented on the basis of the historical December 31, 2019 values or par value of the assets and liabilities underlying such data. Accordingly, such financial data do not reflect the actual or fair value measurements of the transactions we have undertaken in connection with our recent initiatives. The fair value of such transactions will be determined in connection with our quarterly reporting procedures for the first quarter of 2020. We expect that the fair value of such transactions will be below the historical December 31, 2019 values or par value and in some cases may be materially lower than the historical December 31, 2019 values or par value as shown in the unaudited financial data included in this Current Report on Form 8-K.

As a result of the foregoing, investors should not place undue reliance on unaudited financial data and other adjusted information in this Current Report on Form 8-K.

Our estimate regarding the decline of our GAAP book value per common share could vary materially from our actual results.

Our estimate regarding the decline of our GAAP book value per common share as of March 27, 2020 from our GAAP book value per common share as of December 31, 2019 is based on a number of assumptions and information currently available to management. This estimate should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for the quarter ended March 31, 2020. Estimates of GAAP book value per common share are inherently uncertain. Any variance between our estimate and actual results may materially reduce the market price of our common stock. See additional cautionary discussion under the heading “Preliminary Outlook for First Quarter 2020 Results of Operations” in this Current Report on Form 8-K.

Holders of our common stock may not receive dividend distributions or may receive them on a delayed basis and dividend distributions may not be declared or paid or dividends may decrease over time. Dividends may be paid in shares of common stock, cash or a combination of shares of common stock and cash. Changes in the amount and timing of dividend distributions we pay or in the tax characterization of dividend distributions we pay may adversely affect the market price of our common stock or may result in holders of our common stock being taxed on dividend distributions at a higher rate than initially expected.

Our dividend distributions are driven by a variety of factors, including our minimum dividend distribution requirements under the REIT tax laws and our REIT taxable income as calculated pursuant to the Code. We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, although our reported financial results for GAAP purposes may differ materially from our REIT taxable income.

In the year ended December 31, 2019, we paid $129.5 million of cash dividends on our common stock, representing cumulative dividends of $1.20 per share. On February 27, 2020, our board of directors declared a regular cash dividend of $0.32 per share for the first quarter of 2020, payable on March 30, 2020 to stockholders of record on March 16, 2020. On March 27, 2020, we announced our decision to delay the payment date for such dividend to June 12, 2020, as described in this Current Report on Form 8-K.

We continue to prudently evaluate our liquidity and review the ability and advisability of paying dividends in the future in light of our financial condition and the applicable minimum dividend distribution requirements under applicable REIT tax laws and regulations. Our ability to continue to pay quarterly dividends in 2020 may be adversely affected by a number of factors, including the risk factors described in this Current Report on Form 8-K and in our Annual Report on Form 10-K for the year ended December 31, 2019. Further, we continue to monitor our cash balances and cash flows and evaluate our decision to pay the dividend for first quarter 2020 and may consider paying the first quarter 2020 and future dividends in shares of common stock, cash, or a combination of shares of common stock and cash. Any decision regarding the composition of such dividends will be made following an analysis and review of our liquidity, including our cash balances and cash flows, at the time of payment of the dividend. For example, we may determine to distribute shares of common stock in lieu of cash, or in combination with cash, in respect of our dividend obligations, which, among other things, could result in dilution to existing stockholders. Our stockholders may seek to challenge the delayed payment of our first quarter 2020 dividend, or any actual or potential change in the form of dividend distributions as shares of common stock, or a combination of shares of common stock and cash by initiating litigation against us.

To the extent we determine that future dividends would represent a return of capital to investors or would not be required under applicable REIT tax laws and regulations, rather than the distribution of income, we may determine to discontinue dividend payments until such time that dividends would again represent a distribution of income or be required under applicable REIT tax laws and regulations. Any reduction or elimination of our payment of dividend distributions would not only reduce the amount of dividends you would receive as a holder of our common stock, but could also have the effect of reducing the market price of our common stock and our ability to raise capital in future securities offerings.

In addition, the rate at which holders of our common stock are taxed on dividends we pay and the characterization of our dividend — be it ordinary income, capital gains, or a return of capital — could have an impact on the market price of our common stock. After we announce the expected characterization of dividend distributions we have paid, the actual characterization (and, therefore, the rate at which holders of our common stock are taxed on the dividend distributions they have received) could vary from our expectations, including due to errors, changes made in the course of preparing our corporate tax returns, or changes made in response to an audit by the Internal Revenue Service, or the IRS, with the result that holders of our common stock could incur greater income tax liabilities than expected.

We may pay taxable dividends in our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may satisfy the REIT 90% distribution test with taxable distributions of our common stock. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied.

If we make a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we make a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2019 under the caption “Risk Factors” as well as Risk Factors set forth in this Current Report on Form 8-K. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, or SEC, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Other important factors that we think could cause our actual results to differ materially from expected results are summarized below. One of the most significant factors, however, is the ongoing impact of the current outbreak of the novel coronavirus, or COVID-19, on the U.S., regional and global economies, the U.S. housing market, mortgage finance markets and the broader financial markets. The current outbreak of COVID-19 has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019, in our subsequent filings under the Securities Exchange Act of 1934, as amended, and in the Risk Factors set forth in this Current Report on Form 8-K. Other factors besides those listed could also adversely affect us. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally, uncertainty regarding the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity.

Important factors, among others, that may affect our actual results include: the pace at which we redeploy our available capital into new investments and initiatives; our ability to scale our platform and systems, particularly with respect to our specific initiatives; interest rate volatility, changes in credit spreads (the market value yield on a loan or security less the relevant risk-free benchmark interest rate), and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest cash and the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; the impact of changes to U.S. federal income tax laws on the U.S. housing market, mortgage finance markets, and our business; changes to fiscal, tax, and other federal policies by Congress or President Trump’s administration; developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; federal and state legislative and regulatory developments, and the actions of governmental authorities, including the U.S. presidential administration, and in particular those affecting the mortgage industry or our business; strategic business and capital deployment decisions we make; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of any efforts we make to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; any ongoing litigation against various trustees of residential mortgage-backed securities transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for U.S. federal income tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2020	REDWOOD TRUST, INC.

	By:	/s/ Collin L. Cochrane
		Name:	Collin L. Cochrane
		Title:	Chief Financial Officer